Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby  consent to the  incorporation  by  reference  in this  Post-Effective
Amendment No. 11 to the registration statement on Form N-1A ("Registration Statement") of our report dated October 11, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report to Shareholders of Scudder Pathways Series: Conservative Portfolio, Moderate Portfolio (formerly Balanced Portfolio) and Growth Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Administrative Fee" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
December 27, 2000